Exhibit 10.71
EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”) is entered into by and between Bernard Liautaud, having its principal residence address at [ADDRESS] (“Executive”), on the one hand, and Business Objects Americas, having its registered office at 3030 Orchard Parkway, Sans Jose, CA 95134, United-States (“the Company”), on the other.
1.	Employment of Executive.
     The Company agrees to employ Executive to render services on the terms set forth herein. Executive hereby accepts such employment on the terms and conditions of this Agreement.
2.	Job Title and Responsibilities.
     Executive will be employed as the Chief Strategy Officer (“CSO”). As CSO, the Executive will report directly to board (“Board”) of the parent company (“Parent Company”) of the Company. Executive agree to perform the duties set forth herein as well as any other reasonable duties determined by the Board. The parties’ initial expectations regarding the primary duties of this position are as follows: (i) assisting with the strategic planning process of Business Objects entities (“Business Objects”), including participating in the Business Objects corporate strategy board and participating in shaping the direction of Business Objects, both from an organic development and from a transactional point of view, (ii) acting as a Company spokesperson in major internal events, such as: kick-off meetings, quota clubs, employee communication meetings, in Americas, Asia and Oceania, (iii) acting as a Company spokesperson in major external events, such as: industry conferences, press meetings, financial conferences, customer events (such as international user conferences) and serving on the customer advisory board, in Americas, Asia and Oceania; (iv) assisting in key customer and partnership situations (at the request of field operations), in Americas, Asia and Oceania; (v) participating in the Business Objects strategy offsite meetings; and (vi) helping define the Business Objects product strategy, reviewing new Business Objects technology directions, and serving on the product strategy board.
3.	Standard of Performance.
     Executive agrees that he will at all times faithfully and industriously and to the best of his ability, experience and talents perform all of the duties that may be required of and from him pursuant to the terms of this Agreement. Such duties shall be primarily performed in San Jose, California and at such other places as the interests, needs, business and opportunities shall require or render advisable.

4.	Exclusive Service.
     Executive shall devote all of his business energies and abilities and all of his productive time to the performance of his duties under this Agreement (reasonable absences during holidays and for sickness and vacations excepted), and shall not, without the prior written consent of the Board, render to others any service of any kind (whether or not for compensation) that, in the sole opinion of the Board, would materially interfere with the performance of his duties under this Agreement. The foregoing provision does not apply to any other employment and/or office Executive could have with the Parent Company and/or Company affiliates.
5.	Term.
     This Agreement shall be effective from September 11, 2005 until its termination in accordance with sections 10 and 11 of this Agreement.
6.	Salary and Bonus.
                              (a) From September 11, 2005 through December 31, 2005, Executive will be paid on prorata temporis basis, a 2005 annual base salary of $162,500. The 2005 annual target bonus is equal to $162,500. Said bonus will be paid on prorate temporis basis and will vary from 0% to 180% of the target, according to quarterly consolidated Parent Company performance, input from the Board or its compensation committee (the “Compensation Committee”), and the achievement of semi-annual individual objectives.
                              (b) Starting January 1, 2006, Executive salary will be $128,750 per year and Executive target bonus will be $128,750 per year. Executive paid bonus will vary from 0% to 180% of the $128,750 target, according to consolidated Parent Company performance, input from the Parent Company’s board of directors or the Compensation Committee and the achievement of semi-annual individual objectives.
                              (c) The Compensation Committee retains final discretion to determine the ultimate variable compensation payout earned by Executive.
                              (d) The specific variable bonus measures are reviewed and are subject to change on an annual basis by the Compensation Committee. Any bonus amounts determined by the Compensation Committee will be paid in accordance with the foregoing within ninety (90) days after the end of the fiscal year.
                              (e) the amounts mentioned in sections (6)(a) and (6)(b) paid by the Company represent 25% of the Executive global compensation paid by Business Objects.

7.	Benefit Package.
     Executive will also be entitled to the following benefits during the term of this Agreement:
                              (a) Health insurance, including dental and prescription benefits, for the Executive and the Executive Family;
                              (b) All other coverages and benefits as may be customary such as eligibility to participate in the Company’s 401(k) plan, executive deferred compensation plan, and so forth.
8.	Other Benefits.
     Executive will also be entitled and shall be reimbursed for his use of: (i) a corporate credit card; (ii) a corporate phone card; and (iii) a Company-paid cellular phone and blackberry.
9.	Reimbursement of Expenses
     The Company shall pay to or reimburse Executive for those travel, promotional and similar expenditures incurred by Executive which are reasonably necessary for the proper discharge of Executive’s duties under this Agreement and for which Executive submits appropriate receipts and indicates the amount, date, location and business character in a timely manner.
10.	Termination
                              (a) Termination by the Company With Cause. The Company may terminate Executive’s employment at any time, without notice, for Cause (as defined in section 10(e)(3) below). The Company shall pay Executive his salary prorated through the date of termination, at the rate in effect at the time notice of termination is given, together with any earned bonus as well as any unused vacation accrued or earned through the date of termination. The Company shall have no further obligations to pay any bonus, compensation or any other benefits to Executive under this Agreement or any other agreement, and all unvested options will terminate.

                              (b) Non-Compete Executive acknowledges that the nature of the business of Business Objects is such that if Executive was to become employed by, or substantially involved in, the business of a Business Objects Competitor (as defined in section 10(e)(5) below) during the two (2) years following the termination of Executive employment with the Company, it would be very difficult for Executive not to rely on or use Business Objects trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Business Objects trade secrets and confidential information, Executive agrees and acknowledges that his right to receive or retain the severance payments set forth in sections 10(c)(1) and 10(d)(1) (to the extent Executive is otherwise entitled to such payments) shall be conditioned upon Executive not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interested in or participating in the financing, operation, management or control of any Competitor. Notwithstanding the foregoing, Executive may, without violating this section 10(b), own, as a passive investment, shares of capital stock of any Competitor, being a publicly-held corporation, where the number of shares of such Competitor’s capital stock that are owned by Executive represent less than three percent (3%) of the total number of shares of such Competitor’s capital stock outstanding. Executive agrees not to challenge the effectiveness or enforceability of section 10(b), either directly or indirectly, in his individual capacity or through any subsequent employer or other third party. Similarly, the Company agrees not to challenge the effectiveness or enforceability of section 10(b) as a means of avoiding payment of any severance benefits.
                              (c) Termination by the Company Without Cause and by Executive as a Result of His Resignation for Good Reason. In the event Executive either voluntarily terminate his employment for Good Reason (as defined in section 10(e)(2) below) or are involuntarily terminated without Cause (as defined in section 10(e)(3) below), prior to a Change of Control (as defined in section 11(e)(1) below) or on or after the date that is 12 months following a Change of Control, then, subject to Executive executing and not revoking a release of claims in forms satisfactory to the Company or its successor(s) and Executive complying with the terms and conditions of the section 10(b), Executive shall be entitled to receive the following severance payments and benefits:
     (1) two (2) years’ continuation of Executive base salary and target bonus (with respect to Executive target bonus, assuming a payout equal to 100% of base salary), paid in accordance with the Company normal payroll practices and subject to withholding taxes and/or any other deduction required by law; Notwithstanding the above, if Executive subsequently breaches his obligations set forth in paragraph 10(b), the Company will, without prejudice to any other remedies available to it, be entitled to recover from Executive the sum paid to him under this paragraph; as a compensation of Executive Non-Compete Agreement acceptance;
     (2) If Executive elects to continue the medical coverage he had as of the date of his termination, the Company will reimburse the cost of such coverage for eighteen (18) months following the date of termination (or, if earlier, until Executive ceases to be eligible for such medical coverage); Notwithstanding the above, if Executive subsequently breaches his obligations set forth in paragraph 10(b), the Company will, without prejudice to any other remedies available to it, immediately cease to provide the medical cover and the Company will be entitled to recover from Executive the sum equivalent to the cost incurred by the Company in having provided the medical cover from the date of termination, as a compensation of Executive Non-Compete Agreement acceptance;
     (3) Accelerated vesting as of the date of Executive termination as to the number of shares subject to his unvested and outstanding options that were granted to Executive prior to the commencement of his employment as CSO to the same extent as such options would have vested had Executive remained an employee of the Company for two (2) additional years (based on their normal vesting schedules); and
     (4) Accelerated vesting as of the date of Executive termination as to the number of shares subject to his unvested and outstanding Options, Restricted Stock Units and other equity awards granted to Executive by the Company or from the Sub-Plan (as defined in section 10(e)(5) below) that were granted to Executive on or after the commencement of his employment as CSO to the same extent as such Options, Restricted Stock Units and other equity awards would have vested had Executive remained an employee of the Company for one (1) additional year (based on their normal vesting schedules) and had all performance and conditions attached to such Options, Restricted Stock Units and other equity awards been fully achieved.
In the event that Executive breaches any of the restrictions in section 10(b), the provisions of the paragraphs 10(c)(3) and 10(c)(4) will become immediately null and void; and Executive shall reimburse to the Company the salary, bonus and medical insurance cover that the Company has paid or provided to Executive as severance compensation, according to paragraphs 10(c)(1) and 10(c)(2), since the termination date, together with any tax and social charges (both employer’s and employee’s) that have been incurred by the Company in respect of such salary, bonus and medical insurance.
                              (d) Termination due to a Parent Company Change of Control. In the event there is a Change of Control (as defined in section 11 (e)(1) below) during Executive employment and, within twelve (12) months thereafter, Executive either voluntarily terminate his employment for Good Reason (as defined in section 11 (e)(2) below) or are involuntarily terminated without Cause (as defined in section 11 (e)(3) below), then, subject to Executive executing and not revoking a release of claims in forms satisfactory to the Company or its successor(s) and Executive complying with the terms and conditions of the section 10(b), Executive shall be entitled to receive the following severance payments and benefits:
     (1) Two (2) years’ continuation of Executive base salary and target bonus (with respect to your target bonus, assuming a payout equal to 100% of base salary), paid in accordance with Company normal payroll practices and subject to withholding taxes and/or any other deduction required by law; Notwithstanding the above, if Executive subsequently breaches his obligations set forth in paragraph 10(b), the Company will, without prejudice to any other remedies available to it, be entitled to recover from Executive the sum paid to him under this paragraph; as a compensation of Executive Non-Compete Agreement acceptance;
     (2) If executive elect to continue the medical coverage he had as of the date of his termination, the Company will reimburse the cost of such coverage for eighteen (18) months following the date of termination (or, if earlier, until Executive ceases to be eligible for such medical coverage); Notwithstanding the above, if Executive subsequently breaches his obligations set forth in paragraph 10(b), the Company will, without prejudice to any other remedies available to it, immediately cease to provide the medical cover and the Company will be entitled to recover from Executive the sum equivalent to the cost incurred by the Company in having provided the medical cover from the date of termination, as a compensation of Executive Non-Compete Agreement acceptance; and
     (3) Accelerated vesting as of the date of Executive termination of 100% of his then-unvested and outstanding Options, Restricted Stock Grants and other equity awards granted to Executive by the Company or from the Sub-Plan (as defined in section 10(e)(5) below); being considered that all performance and conditions attached to such Options, Restricted Stock Units and other equity awards had been fully achieved.
In the event that Executive breaches any of the restrictions in section 10(b), the provisions of the paragraph 10(d)(3) will become immediately null and void; and Executive shall reimburse to the Company the salary, bonus and medical insurance cover that the Company has paid or provided to Executive as severance compensation, according to paragraphs 10(d)(1) and 10(d)(2), since the termination date, together with any tax and social charges (both employer’s and employee’s) that have been incurred by the Company in respect of such salary, bonus and medical insurance.

                              (e) Definitions
     (1) For purposes of the foregoing, a “Change in Control” has the same defined meaning as in the Parent Company 2001 Stock Incentive Plan.
     (2) For purposes of the foregoing, “Good Reason” means the occurrence of any of the following (without Executive consent and with such occurrence failing to be cured within thirty (30) days following receipt of written notice by the Board from Executive specifying the purported grounds for such Good Reason):
—	Any reduction in the aggregate level of Executive base salary and annual target bonus; provided, however, that this shall only constitute grounds for Good Reason within 12 months following a Change of Control.

—	Any material reduction in Executive duties or responsibilities and/or change of title as CSO and as chairman of the Parent Company;

—	A requirement that Executive relocates to a location more than fifty (50) miles from his then current office location;

—	A change in reporting structure such that Executive no longer report to the Board in his capacity as CSO and chairman of the Parent Company;

—	the termination without cause by the Parent Company of the office as chairman of the Parent Company held by Executive according to conditions set by the Board;

—	termination for good reason by the Executive of his office as chairman of the Parent Company according to conditions set by the Board;

—	the termination without cause by a Company affiliate of the employment as CSO of Company affiliate held by Executive according to the terms and conditions of the employment agreement between the Company affiliate and the Executive; or

—	termination for good reason by the Executive of his employment as CSO of Company affiliate according to the terms and conditions of the employment agreement between the Company affiliate and the Executive.
     (3) For purposes of the foregoing, “Cause” means that, in the reasonable determination of the Board, Executive has:
—	committed an act that materially injures the business of the Company, Parent Company and/or its affiliated entities;

—	willfully refused or failed to follow lawful and reasonable directions of the Board;

—	willfully or habitually neglected his duties to the Company, Parent Company and/or its affiliated entities; or

—	been convicted of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on the business of the Company, Parent Company and/or its affiliated entities.
     (4) For the purpose of the foregoing, “Competitor” means each of Cognos, SAS, Microstrategy, Hyperion, Actuate, Informatica and their respective subsidiaries and affiliates.
     (5) For the purpose of the foregoing, “Sub-Plan” means 2001 Stock Incentive Sub-Plan to the Parent Company 2001 Stock Incentive Plan.
                              (f) Post-Termination Employment/Office With Another Company Compensation received by Executive in connection with any post-termination employment or office with another company shall not be deemed to reduce the amount of any severance payment provided for under this Agreement.
                              (g) Tax provisions Notwithstanding anything to the contrary in this Agreement, any cash severance payments to be made to Executive by the Company under this letter will not be paid during the six-month period following your termination of employment unless the Company determines, in its good faith judgment, that paying such amounts at the time or times indicated above would not cause Executive to incur an additional tax under Section 409A of the U.S. Internal Revenue Code (in which case such amounts shall be paid at the time or times indicated above). If the payment of any amounts are delayed as a result of the previous sentence, such payments shall become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive termination.
11.	Death or Disability.
     Notwithstanding anything else set forth in this Agreement, to the extent consistent with federal and state law, Executive’s employment, salary, and accrual of commissions shall terminate on his death or disability. “Disability” means any health condition, physical or mental, or other cause beyond Executive’s control, that prevents him from performing his duties, even after reasonable accommodation is made by the Company, for a period of six (6) consecutive months within any one (1)-year period. In the event of termination due to death or Disability, the Company shall pay Executive (or his legal representative) his salary prorated through the date of termination, at the rate in effect at the time of termination, together with any benefits, including, without limitation, prorated bonus, stock and vacation, accrued through the date of termination. Executive shall also be entitled to receive: (i) an amount equal to one (1)-year’s salary (at the rate in effect at the time of termination); and (ii) an amount equal to the Executive’s full bonus for that year. To be eligible for this payment, Executive (or his legal representative) must execute a Release. The Company and its affiliates shall have no further obligations to Executive (or his legal representative) under this Agreement.
12.	Return of Company Property.
     Within five days after the Termination Date, Executive shall return to the Company all products, books, records, forms, specifications, formulae, data processes, designs, papers and writings relating to the business of the Company including without limitation proprietary or licensed computer programs, customer lists and customer data, and/or copies or duplicates thereof in Executive’s possession or under Executive’s control. Executive shall not retain any copies or duplicates of such property and all licenses granted to him by the Company to use computer programs or software shall be revoked on the Termination Date.
13.	Duty Of Loyalty.
     During the term of this Agreement, Executive shall not, without the prior written consent of the Company, directly or indirectly render services of a business, professional, or commercial nature to any person or firm, whether for compensation or otherwise, or engage in any activity directly or indirectly competitive with or adverse to the business or welfare of Business Objects, whether alone, as a partner, or as an officer, director, executive, consultant, or holder of more than three percent (3%) of the capital stock of any other corporation. Otherwise, Executive may make personal investments in any other business so long as these investments do not require him to participate in the operation of the companies in which he invests. The foregoing provision does not apply to any other employment and/or office of director and officer Executive could have with the Parent Company and/or Company affiliates.
14.	Confidential Information.
                              (a) Trade Secrets of the Company. Executive, during the term of this Agreement, will develop, have access to and become acquainted with various trade secrets which are owned by the Company and/or its affiliates and which are regularly used in the operation of the businesses of such entities. Executive shall not disclose such trade secrets, directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment by the Company. All files, contracts, manuals, reports, letters, forms, documents, notes, notebooks, lists, records, documents, customer lists, vendor lists, purchase information, designs, computer programs and similar items and information, relating to the businesses of such entities, whether prepared by Executive or otherwise and whether now existing or prepared at a future time, coming into his possession shall remain the exclusive property of such entities, and shall not be removed for purposes other than work-related from the premises where the work of the Company is conducted, except with the prior written authorization by the Company.

                              (b) Confidential Data of Customers of the Company. Executive, in the course of his duties, will have access to and become acquainted with financial, accounting, statistical and personal data of customers of the Company and of its affiliates. All such data is confidential and shall not be disclosed, directly or indirectly, or used by Executive in any way, either during the term of this Agreement (except as required in the course of employment by the Company) or at any time thereafter.
                              (c) Confidentiality Program. Executive shall take such steps and shall adopt and/or implement such policies and programs as may be necessary to protect and to cause all subordinate Executives of the Company to protect the trade secrets and other confidential information of the Company, its affiliates and customers.
                              (d) Continuing Effect. The provisions of this Section 16 shall remain in effect after the Termination Date.
15.	No Solicitation.
     Executive agrees that he will not, during his employment with the Company, and for two (2) year thereafter, encourage or solicit any other Executive of the Company to terminate his or her employment for any reason, nor will he assist others to do so.
16.	Intellectual Properties.
                              (a) Subject to section 16(b) below, all ownership, copyright, patent, trade secrecy, and other rights in all works, programs, fixes, routines, inventions, ideas, designs, manuals, improvements, discoveries, processes, customer lists or other properties (the “Intellectual Properties”) made or conceived by Executive during the term of his employment by the Company shall be the right and property solely of the Company, whether developed independently by Executive or jointly with others, and whether or not developed or conceived during regular working hours or at the Company’s facilities, and whether or not the Company uses, registers, or markets the same.
                              (b) In accordance with California law, this Agreement (other than section 16(c) below) does not apply to, and Executive has no obligation to assign to the Company, any invention that Executive develops entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by Executive for the Company.
                              (c) If and to the extent that Executive makes use, in the course of his employment, of any items or Intellectual Properties previously developed by Executive or developed by Executive outside the scope of this Agreement, Executive hereby grants the Company a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license (with right to sublicense), to make, use, sell, copy, distribute, modify, and otherwise to practice and exploit any and all such items and Intellectual Properties.
                              (d) Executive will assist the Company as requested during and after the term of his employment to further evidence and perfect, and to enforce, the Company’s rights in and ownership of the Intellectual Properties covered hereby, including without limitation, the execution of additional instruments of conveyance and assisting the Company with applications for patents or copyright or other registrations, which will be made at the Company’s expense. If such assistance is subsequent to the termination of employment, the Company will pay reasonable direct expenses in connection with such assistance.
17.	Compliance With Other Agreements.
     Executive represents and warrants to the Company that the execution, delivery and performance of this Agreement will not conflict with or result in the violation or breach of any term or provision of any order, judgment, injunction, contract, agreement, commitment or other arrangement to which Executive is a party or by which he is bound, including without limitation any agreement restricting the sale of products similar to the Company’s products in any geographic location or otherwise. Executive acknowledges that the Company is relying on his representation and warranty in entering into this Agreement, and agrees to indemnify the Company from and against all claims, demands, causes of action, damages, costs or expenses (including attorneys’ fees) arising from any breach thereof.
18.	Injunctive Relief.
     Executive acknowledges that the services to be rendered under this Agreement and the items described in Sections 15, 16 and 17 are of a special, unique and extraordinary character, that it would be difficult or impossible to replace such services or to compensate the Company in money damages for a breach of this Agreement. Accordingly, Executive agrees and consents that if he violates any of the provisions of this Agreement, the Company, in addition to any other rights and remedies available under this Agreement or otherwise, shall be entitled to temporary and permanent injunctive relief, without the necessity of proving actual damages and without the necessity of posting any bond or other undertaking in connection therewith.
19.	Vacation.
     Executive will accrue vacation at the rate of 3 weeks per calendar year with a maximum accrual amount of 108 hours. Executive shall be paid in full for any accrued but unused vacation pay upon his termination in accordance with California laws.
20.	Arbitration

     The parties agree to submit to a mutually agreeable arbitrator from JAMS/ENDISPUTE in San Francisco any dispute arising between them concerning the applicability, interpretation or enforcement of this Agreement, and that the decision of the arbitrator shall be final and binding upon them, their heirs, assignees and representatives.
21.	Attorneys’ Fees.
     The prevailing party in any suit or other proceeding brought to enforce, interpret or apply any provisions of this Agreement, shall be entitled to recover all costs and expenses of the proceeding and investigation (not limited to court costs), including all attorneys’ fees.
22.	Counsel.
     The parties acknowledge and represent that, prior to the execution of this Agreement, they have had an opportunity to consult with their respective counsel concerning the terms and conditions set forth herein. Additionally, Executive represents that he has received independent legal advice concerning the taxability of any consideration received under this Agreement. Executive has not relied upon any advice from the Company and/or its attorneys with respect to the taxability of any consideration received under this Agreement. Executive further acknowledges that the Company has not made any representations to him with respect to tax issues.
23.	Non Delegable Duties.
     This is a contract for Executive’s personal services. The duties of Executive under this Agreement are personal and may not be delegated or transferred in any manner whatsoever, and shall not be subject to involuntary alienation, assignment or transfer by Executive during his life.
24.	Entire Agreement.
     This Agreement is the only agreement and understanding between the parties pertaining to the subject matter of this Agreement, and supersedes all prior agreements, summaries of agreements, descriptions of compensation packages, discussions, negotiations, understandings, representations or warranties, whether verbal or written, between the parties pertaining to such subject matter.
25.	Governing Law.
     The validity, construction and performance of this Agreement shall be governed by the laws, without regard to the laws as to choice or conflict of laws, of the State of California.

26.	Severability.
     The invalidity or unenforceability of an particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if any invalid or unenforceable provision were omitted.
27.	Amendment, Renewal and Waiver.
     This Agreement may be amended, renewed, modified or supplemented only by a writing executed by each of the parties. Either party may in writing waive any provision of this Agreement to the extent such provision is for the benefit of the waiving party. No waiver by either party of a breach of any provision of this Agreement shall be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by the other party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.
28.	Binding Effect.
     The provisions of this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.
29.	Notice.
     Any notices or communications required or permitted by this Agreement shall be deemed sufficiently given if in writing and when delivered personally or 5 business days after deposit with the local postal service as registered or certified mail, postage prepaid, and addressed as follows:
                              (a) If to the Company, to the principal office thereof, marked “Attention: Senior Vice President Human Resources”; or
                              (b) If to Executive, to the most recent address for Executive appearing in the Company’s records.
30.	Headings.
     The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth below.

Dated:	March 13, 2006	BUSINESS OBJECTS AMERICAS /s/ Jonathan Schoonmaker Jonathan Schoonmaker
Senior Vice President – Human
Resources

Dated:	March 7, 2006	/s/ Bernard Liautaud
BERNARD LIAUTAUD